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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                    PROVIDENCE AND WORCESTER RAILROAD COMPANY
             (Exact name of registrant as specified in its charter)


 RHODE ISLAND                                                05-0344399
 (State of incorporation                                     (I.R.S. Employer
     or organization)                                        Identification No.)



75 HAMMOND STREET
WORCESTER, MASSACHUSETTS                                       01610
(Address of principal executive offices)                       (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


      Title of each class                         Name of each exchange on which
      to be so registered                         each class is to be registered
      -------------------                         ------------------------------

         COMMON STOCK,                             AMERICAN STOCK EXCHANGE
   $.50 PAR VALUE PER SHARE



Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

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Item 1.  Description of Registrant's Securities to be Registered

     The outstanding Common Stock of the Registrant is fully paid and non-assessable. The following summary description of certain provisions of the Registrant's articles of incorporation does not purport to be complete and is qualified in its entirety by reference to said provisions.

     The Registrant's articles of incorporation authorize an aggregate of 3,030,253 shares of capital stock, of which 3,023,436 shares are designated as Common Stock, with a par value of $.50 each, and 653 shares are designated as Preferred Stock, with a par value of $50.00 each. There are presently 2,188,811 shares of Common Stock issued and outstanding.

     The holders of the Common Stock are entitled to one vote for each share in the election of one-third of the Board of Directors of Registrant (to the nearest whole number), voting separately as a class, and are otherwise entitled to one vote per share, voting as a separate class, upon all other matters presented to the shareholders of the Registrant for their approval. The holders of Common Stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the Common Stock voting for the election of one-third of the Board of Directors can elect all of such directors who are to be elected by the holders of Common Stock, and in such event, the holders of the remaining shares of Common Stock voting for the election of directors will not be able to elect any other directors.

     The holders of Common Stock are, in any calendar year, subject to the prior payment in such calendar year of cash dividends on the Preferred Stock at the rate of $5.00 per share, entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, upon liquidation, dissolution or winding-up of the Registrant, the holders of Preferred Stock and the holders of Common Stock shall be entitled to share in all the assets of the Registrant remaining after the satisfaction of all liabilities of the Registrant, provided, that each share of Preferred Stock shall be entitled to the receipt of $100 in value of such assets of the Registrant for each $1.00 in value of such assets of the Registrant received by a share of Common Stock.

Item 2.  Exhibits

     The securities described herein are to be registered on the American Stock Exchange, on which no other securities of the Registrant are registered. Accordingly, pursuant to Part II to the Instructions as to Exhibits on Form 8-A, the following exhibits are not filed with, or incorporated by reference in, copies of this Registration Statement on Form 8-A filed with the Commission, but are filed as part of this Registration Statement on Form 8-A filed with the American Stock Exchange:

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          1.1  Annual Report of the Registrant on Form 10-K for the year ended
               December 31, 1995 (incorporated in Exhibit 6.1 hereto).

          2.1 Quarterly Report of the Registrant on Form 10-Q for the quarter ended March 31, 1996.

          2.2 Quarterly Report of the Registrant on Form 10-Q for the quarter ended June 30, 1996.

          2.3 Quarterly Report of the Registrant on Form 10-Q for the quarter ended September 30, 1996.

          3.1 Proxy Statement of the Registrant, dated March 22, 1996, for the Annual Meeting of Shareholders held April 24, 1996.

          4.1  Articles of Incorporation of the Registrant, as amended.

          4.2  Bylaws of the Registrant, as amended.

          5.1  Specimen certificate evidencing Common Stock.

          6.1 1995 Annual Report of the Registrant submitted to the Shareholders of the Registrant.

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                       PROVIDENCE AND WORCESTER
                                                       RAILROAD COMPANY
                                                       (Registrant)



                                                       By:   /s/ Heidi J. Eddins
                                                          ----------------------
                                                           HEIDI J. EDDINS, ESQ.
                                                           General Counsel


Dated:  February 20, 1997



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